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                                                                   EXHIBIT 21.1

                                   DYAX CORP.

                           SUBSIDIARIES OF THE COMPANY

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
NAME                                PARENT                             STATE OR COUNTRY OF INCORPORATION
----                                ------                             ---------------------------------
Dyax Holdings B.V.                  Dyax Corp.                         Netherlands

Dyax B.V.                           Dyax Holdings B.V.                 Netherlands

Dyax S.A.                           Dyax Corp.                         Belgium

Biotage, Inc.                       Dyax Corp.                         Delaware

Biotage UK, Ltd.                    Biotage, Inc.                      United Kingdom

Biotage Japan, Ltd.                 Biotage, Inc.                      Japan

Biotage GmbH                        Biotage, Inc.                      Germany
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